Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Splash Beverage Group, Inc.

Fort Lauderdale, Florida

We hereby consent to the use of our report dated April 3, 2020 (except for note 1 to which the date is July 31, 2020), on the consolidated financial statements of Splash Beverage Group, Inc. (formerly known as Canfield Medical Supply, Inc.) (the “Company”) for the year ended December 31, 2019, included herein on this registration statement of Splash Beverage Group, Inc. on Form S-1. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Daszkal Bolton LLP

Boca Raton, Florida

August 18, 2020